EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144661, 333-143381, 333-125502,
333-116141 and 333-109779 on Form S-8, Registration Statement No. 333-115153 on Form S-1 and in Registration Statement No.
 333-139577 on Form S-4, of our reports dated March 30, 2009 relating to the financial statements of Citadel Broadcasting Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109) and the effectiveness of Citadel Broadcasting Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Citadel Broadcasting Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 30, 2009